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                                                                    EXHIBIT 99.1

PRESS RELEASE

                    SIPEX AND FUTURE ELECTRONICS DISCUSSING
                STRATEGIC SALES ARRANGEMENT AND CONVERTIBLE LOAN

MILPITAS, CALIF., MAY 5, 2003 - SIPEX Corporation (Nasdaq: SIPX) today reported that it has commenced discussions with Future Electronics Inc., the Company's only distributor for North America and Europe, regarding a strategic sales arrangement and a loan of approximately $10 million. The loan would result in Sipex issuing a convertible secured promissory note for the same amount. The conversion rights would be contingent upon Future Electronics attaining predetermined sales levels over specified periods of time. The discussions are preliminary and any terms and conditions of the sales arrangement and the note remain subject to negotiation of a definitive agreement, board approval and potential regulatory approvals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements including, but not limited to, statements regarding Sipex's anticipated negotiations with Future Electronics relating to the contemplated strategic sales arrangement and note financing. These statements are neither promises nor guarantees, but are subject to risks and uncertainties that could cause actual results and future events to differ materially from the forward-looking statements. These risks and uncertainties include, among others: the risk that Sipex and Future Electronics will not agree upon the terms and conditions of the proposed transactions; that related definitive documents will not be executed by the parties; that the requisite board approval relating to the proposed transactions, or any required regulatory or other approvals, will not be obtained; that predetermined sales levels will not be achieved; and other risks and uncertainties associated with Sipex's business. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date they are made, and Sipex disclaims any obligation to update these statements. For additional information regarding the risks relating to Sipex's business, see Sipex Corporation's annual report on Form 10-K for the year ended December 31, 2002, subsequent reports on Form 8-K and other relevant materials filed by Sipex with the SEC.

About Sipex

Sipex Corporation is a semiconductor company that designs, manufactures and markets, high performance, value-added analog integrated circuits (ICs). Sipex serves the broad analog signal processing market with interface, power management and optical storage ICs for use in computing, communications, and networking infrastructure markets. The company is headquartered in Milpitas, California with additional sales offices in Belgium, China, Germany, Japan, Korea and Taiwan. Sipex sells direct and through distribution channels.

CONTACT: Walid Maghribi, President & CEO, (408) 935-7608